Exhibit 99.1

Christine T. Hergenrother
CFO Tegal Corporation
(707) 763-5600
info@tegal.com

TEGAL CORPORATION PROVIDED A CURE PERIOD TO COMPLY WITH NASDAQ INDEPENDENT DIRECTOR AND AUDIT COMMITTEE REQUIREMENTS

PETALUMA, Calif., June 23, 2009—Tegal Corporation (NASDAQ: TGAL) today announced that, following the company’s notification to The NASDAQ Stock Market LLC that, as a result of the recent resignation of Edward A. Dohring from Tegal’s board of directors, it no longer complies with NASDAQ's independent directors requirement for continued listing as set forth in NASDAQ Listing Rule 5606(b)(1) and NASDAQ's audit committee composition requirements for continued listing as set forth in NASDAQ Listing Rule 5605(c)(2)(A), the company received notice from The NASDAQ Stock Market LLC that it had been provided a period under the NASDAQ Listing Rules during which the company can cure the deficiency.

Under the NASDAQ Listing Rules, the company may regain compliance within a cure period equal to the earlier of the Company’s next annual shareholders’ meeting or June 16, 2010, or, if the next annual shareholders’ meeting is held before December 14, 2009, then the Company must evidence compliance no later than December 14, 2009.

The company intends to evaluate qualified candidates to fill the vacancy created by Mr. Dohring’s resignation with a goal of curing the deficiency prior to the expiration of the cure period.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other similar expressions.  These forward-looking statements are subject to risks, uncertainties and assumptions about the company including, but not limited to, the company’s ability to cure the deficiency by identifying and appointing a qualified person to serve on the company’s board and audit committee.  All forward-looking statements attributable to us or persons action on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.  For a further discussion of these risks and uncertainties, please refer to the Company’s periodic filings with the Securities and Exchange Commission.

About Tegal Corporation

Tegal is an innovator of specialized production solutions for the fabrication of advanced MEMS, power ICs and optoelectronic devices found in products like smart phones, networking gear, solid-state lighting and digital imaging.  The Company’s plasma etch and deposition tools enable sophisticated manufacturing techniques, such as 3D interconnect structures formed by intricate silicon etch, also known as Deep Reactive Ion Etching (DRIE).  Tegal combines proven expertise with practical system strategies to deliver application-specific solutions that are robust and reliable and deliver exceptional process quality and high yields at a lower overall cost of ownership.  Headquartered in Petaluma, California, the company has more than 35 years of expertise and innovation in specialized technologies, over 100 patents and an installed base of more than 1900 systems worldwide.  Please visit us on the web at www.Tegal.com.